EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of  866,026 ordinary shares of Attunity Ltd under its 2001 Stock Option Plan and 2003 Israeli Share Option Plan of our report dated March 30, 2012, with respect to the consolidated financial statements of Attunity Ltd and its subsidiaries, included in its Annual Report on Form 20-F/A for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel September 27, 2012	/s/ Kost, Forer, Gabbay & Kassierer Kost, Forer, Gabbay & Kassierer A Member of Ernst & Young Global